Prospectus Supplement No. 5 (to Warrant Prospectus dated July 28, 2017) Prospectus Supplement No. 1 (to Resale Prospectus dated December 1, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-217256 Registration No. 333-221792

124,755,099 Shares

This prospectus supplement updates and supplements (i) the prospectus dated July 28, 2017 (the “Warrant Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-217256) and (ii) the prospectus dated December 1, 2017 (the “Resale Prospectus” and, together with the Warrant Prospectus, the “Prospectuses”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-221792). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2017 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Warrant Prospectus relates to the issuance by us of up to 22,500,000 Ordinary Shares, par value $0.0001 per share (“Ordinary Shares”), upon the exercise of warrants (the “Warrants”) that were originally issued by Capitol Acquisition Corp. III, a Delaware corporation (“Capitol”), in connection with its initial public offering. The Resale Prospectus relates to the offer and sale of 102,255,099 Ordinary Shares by existing holders of the Ordinary Shares named in the Resale Prospectus

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Warrants are listed on the New York Stock Exchange under the symbol “CISN” and “CISN WS”, respectively. On December 19, 2017, the closing sale prices of our Ordinary Shares and Warrants were $11.90 and $2.75, respectively.

Investing in our Ordinary Shares involves risks that are described in the “Risk Factors” section beginning on page 8 of the Warrant Prospectus, page 7 of the Resale Prospectus and beginning on page 36 of the Quarterly Report on Form 10-Q, and under similar headings in any further amendments or supplements to the Prospectuses before you decide whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2017

CISION LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-38140	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Street, 7th Floor Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-639-5087

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Incremental Amendment to Credit Agreement

On December 14, 2017, a wholly owned subsidiary of Cision Ltd. (the “Company”), Canyon Valor Companies, Inc. (the “Borrower”), entered into an incremental facility amendment (the “Incremental Amendment”) to the credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto dated as of June 16, 2016, as amended (the “Credit Facility”). The Incremental Amendment provides for an incremental $75 million dollar-denominated term loan facility (the “Incremental Facility”). The proceeds from the Incremental Facility will be used for general corporate purposes, working capital purposes and investments, which may include one or more strategic acquisitions, including the acquisition of CEDROM (as defined below). The Company is currently in active negotiations with respect to an additional acquisition. The Company cannot provide any assurances that it will be successful in consummating strategic acquisitions, including the referenced acquisition.

Interest is charged on the Incremental Facility, at the Borrower's option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch's prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one month-adjusted LIBOR plus 1%), in each case, plus an applicable margin. The margin applicable to loans under the Incremental Facility bearing interest at the alternate base rate is 3.25%; the margin applicable to loans under the Incremental Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter.

The Borrower is obligated to make quarterly principal payments under the Incremental Facility of $2.588 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the Credit Facility), with the remaining balance due June 16, 2023. The Borrower may also be required to make certain mandatory prepayments of the Incremental Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the Credit Facility).

The obligations under the Incremental Facility are secured by substantially all of the assets of Canyon Companies S.à r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg and Ireland, subject to certain exceptions.

The foregoing description of the Incremental Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the Incremental Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 8.01	Other Items.

The Company issued a press release on December 14, 2017 announcing completion of the Incremental Amendment. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

The Company issued a press release on December 20, 2017 announcing the completion of the acquisition of CEDROM-SNi Inc. ("CEDROM"), a Montréal-based firm specializing in digital media monitoring solutions. A copy of the press release is filed as Exhibit 99.2 and is incorporated herein by reference.

Forward-Looking Statements

The Company cautions you that statements included in this current report on Form 8-K that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company's results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company's expected use of proceeds and potential acquisitions. The risks and uncertainties relating to the Company are contained in its periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
10.1	Incremental Amendment dated December 14, 2017.
99.1	Press release dated December 14, 2017 relating to the Incremental Amendment.
99.2	Press release dated December 20, 2017 relating to the acquisition of CEDROM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2017

CISION LTD.

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer

Exhibit 10.1

INCREMENTAL FACILITY AMENDMENT

INCREMENTAL FACILITY AMENDMENT, dated as of December 14, 2017 (this “Agreement”), by and among Canyon Valor Companies, Inc., a Delaware corporation, formerly known as GTCR Valor Companies, Inc. (the “Borrower”) and Deutsche Bank AG New York Branch (the “Incremental Term Loan Lender”), and acknowledged by Deutsche Bank AG New York Branch, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the First Lien Credit Agreement, dated as of June 16, 2016 (as amended by (i) that certain Incremental Facility Amendment dated as of March 17, 2017, (ii) that certain Refinancing Amendment and Incremental Facility Amendment dated as of August 4, 2017 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canyon Companies S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 187.216 (“Holdings”), Canyon Group S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 202.299 (“Intermediate Lux Holdings” and “Lux Co-Borrower”), Canyon Valor Holdings, Inc., a Delaware corporation, formerly known as GTCR Valor Holdings, Inc. (“Intermediate U.S. Holdings”), the Borrower, the lending institutions from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, pursuant to and in accordance with Section 2.20 of the Credit Agreement, the Borrower may establish an Incremental Term Increase by, among other things, entering into one or more Incremental Facility Amendments with Additional Term Lenders or existing Lenders;

WHEREAS, the Incremental Term Loan Lender and the Borrower wish to establish an Incremental Term Increase on the terms set forth in this Agreement utilizing available capacity pursuant to clauses (I) and (II) of the definition of Incremental Cap;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

The Incremental Term Loan Lender hereby commits to provide the Incremental Term Increase as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

The Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. This Agreement shall constitute (i) the notice required to be delivered by the Borrower to the Administrative Agent pursuant to Section 2.20(a) of the Credit Agreement and (ii) an “Incremental Facility Amendment” for purposes of Section 2.20(d) of the Credit Agreement.

Notwithstanding any provision to the contrary herein or in the Credit Agreement, the terms of the Incremental Term Increase (including without limitation the Applicable Rate, the principal payment terms applicable thereto and the maturity date thereof) shall be the same as the terms of the Initial Dollar Term Loans outstanding immediately prior to giving effect to this Agreement, and such Incremental Term Increase shall be deemed to be “Initial Term Loans” for all purposes of this Agreement, the Credit Agreement and each other Loan Document and shall constitute one tranche with, and be the same Class as, the Initial Dollar Term Loans made on the 2017 Amendment Effective Date. Following the 2017-2 Incremental Amendment Effective Date (as defined below) and the funding of the Incremental Term Increase, each reference to “Initial Term Loans” and “Initial Dollar Term Loans” shall include the Incremental Term Increase and each reference to “Lender” shall include the Incremental Term Loan Lender hereunder, in each case, unless the context shall require otherwise. Each of the parties hereto hereby agrees that, with the consent of the Borrower (not to be unreasonably withheld), the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all amounts of such Incremental Term Increase, when originally made, are Initial Dollar Term Loans for all purposes under the Loan Documents and are included in each Borrowing of outstanding Initial Dollar Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by allocating a portion of each such Incremental Term Increase to each outstanding Eurodollar Loan that is a Term Loan of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Increase may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of the Credit Agreement that would prohibit such an initial Interest Period). The Incremental Term Increase shall not accrue interest for any period prior to the 2017-2 Incremental Amendment Effective Date and the Borrower shall not be required to pay interest on the Incremental Term Increase pursuant to Section 2.13 of the Credit Agreement for any period prior to the 2017-2 Incremental Amendment Effective Date.

The Incremental Term Loan Lender hereby agrees to make the Incremental Term Increase on the following terms and conditions:

1.	Applicable Rate. For the avoidance of doubt, the Applicable Rate for ABR Loans or for Eurodollar Loans, as applicable, for the Incremental Term Increase shall mean, as of any date of determination, the applicable percentage per annum with respect to any Initial Dollar Term Loan as set forth in the definition of “Applicable Rate” in the Credit Agreement. All Interest Periods applicable to Initial Dollar Term Loans shall continue in effect after the 2017-2 Incremental Amendment Effective Date. The Incremental Term Increase shall be initially incurred pursuant to a single Borrowing of Eurodollar Loans, with such Borrowing to be subject to (x) Interest Periods which commence on the 2017-2 Incremental Amendment Effective Date and end on the last day of the Interest Period applicable to the Initial Dollar Term Loans and (y) the LIBO Rate applicable to the Initial Dollar Term Loans. From and after the 2017-2 Incremental Amendment Effective Date to the first Interest Payment Date to occur after the 2017-2 Incremental Amendment Effective Date, the Borrower shall make to the Administrative Agent on such first Interest Payment Date (and the Administrative Agent shall distribute to the applicable Lenders in accordance with the Credit Agreement) all payments in respect of interest on the Incremental Term Increase to the Term Lenders for amounts which have accrued on the Incremental Term Increase from the 2017-2 Incremental Amendment Effective Date to but excluding such Interest Payment Date.

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2.	Amortization Payments. Subject to the adjustments pursuant to paragraph (c) of Section 2.10 of the Credit Agreement, the Borrower shall repay Initial Dollar Term Loans (including the Incremental Term Increase) on the last day of each March, June, September and December in the principal amount of Terms Loans as follows; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

(A) Payment Date	(B) Amortization Payment
December 31, 2017	$2,587,500
March 31, 2018	$2,587,500
June 30, 2018	$2,587,500
September 30, 2018	$2,587,500
December 31, 2018	$2,587,500
March 31, 2019	$2,587,500
June 30, 2019	$2,587,500
September 30, 2019	$2,587,500
December 31, 2019	$2,587,500
March 31, 2020	$2,587,500
June 30, 2020	$2,587,500
September 30, 2020	$2,587,500
December 31, 2020	$2,587,500
March 31, 2021	$2,587,500
June 30, 2021	$2,587,500
September 30, 2021	$2,587,500
December 31, 2021	$2,587,500
March 31, 2022	$2,587,500
June 30, 2022	$2,587,500
September 30, 2022	$2,587,500
December 31, 2022	$2,587,500
March 31, 2023	$2,587,500

3.	Voluntary and Mandatory Prepayments; Maturity.

(a)	Scheduled installments of principal of the Incremental Term Increase set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Dollar Term Loans in accordance with Section 2.11 of the Credit Agreement.

(b)	The Incremental Term Increase will mature on the maturity date applicable to the Initial Term Loans, which date is June 16, 2023.

4.	Ranking and Security. The Incremental Term Increase shall rank equal in right of payment and equal in right of security with the Initial Dollar Term Loans.

5.	Proposed Borrowing. This Agreement represents a request by the Borrower to borrow the Incremental Term Increase from the Incremental Term Loan Lender as follows (the “Proposed Borrowing”):

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(a)	Date of Proposed Borrowing (which shall be a Business Day): December 14, 2017

(b)	Aggregate Amount of Proposed Borrowing: $75,000,000

(c)	Type of Borrowing: Eurodollar Borrowing

(d)	Interest Period: Interest Period ending on December 29, 2017

(e)	Class of Proposed Borrowing: Incremental Term Loans

6.	Use of Proceeds. The proceeds of the Incremental Term Increase shall be used for general corporate, working capital purposes investments, and Permitted Acquisitions and other uses not prohibited by the Credit Agreement.

7.	Incremental Term Loan Lenders. The Incremental Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the Incremental Term Increase, such Incremental Term Loan Lender shall be deemed to be a “Lender” and “Term Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder and under the Intercreditor Agreements, as applicable, pursuant to Section 9.18 of the Credit Agreement.

8.	Credit Agreement Governs. Except as set forth in this Agreement, the Incremental Term Increase shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.	Conditions to Effectiveness. The obligations of the Incremental Term Loan Lender to extend the Incremental Term Increase and the effectiveness of the Agreement is subject to the satisfaction, or waiver by the Incremental Term Loan Lender (the date of such satisfaction or waiver, the “2017-2 Incremental Amendment Effective Date”), of the following conditions:

(a)	Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, that (i) no Event of Default exists on the 2017-2 Incremental Amendment Effective Date before or after giving Pro Forma Effect to the Incremental Term Increase contemplated hereby, (ii) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the 2017-2 Incremental Amendment Effective Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) immediately after the consummation of funding of the loans pursuant to the Incremental Term Increase to occur on the 2017-2 Incremental Amendment Effective Date, after taking into account all applicable rights of indemnity and contribution, (A) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (B) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (C) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of clause (C) above, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

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(b)	Delivery of Documents. The Incremental Term Loan Lender (or its counsel) shall have received each of the following, each dated the 2017-2 Incremental Amendment Effective Date unless otherwise indicated or agreed to by the Administrative Agent:

(i)	from the Borrower and the Incremental Term Loan Lender, duly signed counterparts of this Agreement;

(ii)	a customary written opinion of Kirkland & Ellis LLP, counsel to the Borrower, addressed to the Incremental Term Loan Lender, in form and substance reasonably satisfactory to the Incremental Term Loan Lender;

(iii)	to the extent applicable in the relevant jurisdiction, certificates attesting to the good standing of the Borrower in its jurisdiction of formation or incorporation certified as of a recent date by the relevant Governmental Authority; and

(iv)	a certificate, executed by any Responsible Officer of the Borrower (A) certifying as to the names and signatures of each officer of the Borrower executing and delivering this Agreement, (B) either (x) attaching the Organizational Documents of the Borrower certified, if applicable, by the relevant authority of its jurisdiction of organization or (y) certifying that there has been no change to such Organizational Document since last delivered to the Administrative Agent on the 2017-2 Incremental Amendment Effective Date and (C) attaching the resolutions of the Borrower’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Agreement.

10.	Certain Post-Closing Obligations. Not later than 30 days after the 2017-2 Incremental Amendment Effective Date (or such later date as to which the Administrative Agent may reasonably agree), the Borrower shall use commercially reasonable efforts to cause each of the Foreign Loan Parties to reaffirm their obligations under the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

11.	Effect on Loan Documents. Except as specifically amended hereby, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing:

(a)	the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, nor constitute a waiver of any provision of any Loan Document or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under any Loan Document;

(b)	on and after the 2017-2 Incremental Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Credit Agreement and each reference in any other Loan Document to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Agreement, and this Agreement and the Credit Agreement shall be read together and construed as a single instrument;

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(c)	nothing herein shall be deemed to entitle the Borrower (or any other Loan Party) to a further amendment to, or a consent, waiver, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances; and

(d)	each of the parties hereto hereby acknowledges and agrees that this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents and (ii) the terms of this Agreement do not constitute a novation but, rather, an amendment of the terms of certain pre-existing Indebtedness and the Credit Agreement and the incurrence of certain new indebtedness, as evidenced by the Credit Agreement and this Agreement. For the avoidance of doubt, each representation and warranty in the Credit Agreement with regard to the Loan Documents shall be deemed a representation and warranty with regard to this Agreement.

12.	Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection with this Agreement and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, in each case to the extent required by (and subject to the limitation contained in) Section 9.03 of the Credit Agreement. The Borrower hereby confirms that the indemnification provisions set forth in Section 9.03 of the Credit Agreement shall apply to this Agreement and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, and such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs) expenses and disbursements (including fees, disbursements and charges of counsel) (as more fully set forth therein as applicable) as described therein which may arise herefrom or in connection herewith.

13.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Increase, as the case may be, made by the Incremental Term Loan Lender in the Register.

14.	Acknowledgement and Consent. The Borrower hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents to the amendment of the Credit Agreement effected pursuant to this Agreement, including without limitation, the making of the Incremental Term Increase. The Borrower hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Secured Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document), including without limitation, the Incremental Term Increase. The Borrower acknowledges and agrees that any of the Loan Documents (as they may be modified by this Agreement) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement other than to the extent expressly contemplated hereby.

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15.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

16.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

17.	GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

18.	Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

19.	Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

CANYON VALOR COMPANIES, INC.

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Chief Financial Officer

Acknowledged by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

SCHEDULE A
TO INCREMENTAL FACILITY AMENDMENT

Name of Incremental Term Loan Lender	Amount
Deutsche Bank AG New York Branch	$75,000,000
Total: $75,000,000

Exhibit 99.1

Cision Enters Into $75 Million Incremental Facility Amendment to Its Existing Credit Facility

NEWS PROVIDED BY

Cision Ltd.

Dec 14, 2017, 09:15 ET

CHICAGO, Dec. 14, 2017 /PRNewswire/ -- Cision Ltd. ("Cision" or the "Company") (NYSE: CISN), a leading global provider of software and services to public relations and marketing communications professionals, announced today that on December 14, 2017 its wholly owned subsidiary, Canyon Valor Companies, Inc. (the "Borrower") has entered into an incremental facility amendment (the "Incremental Amendment") to the credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto entered into on June 16, 2016, as amended (the "Credit Facility"). The Incremental Amendment provides for an incremental $75 million dollar-denominated term loan facility (the "Incremental Facility").  The proceeds from the Incremental Facility will be used for general corporate purposes, working capital purposes and investments, which may include one or more strategic acquisitions. The Company is currently in active negotiations with respect to two acquisitions. The Company cannot provide any assurances that it will be successful in consummating these strategic acquisitions.

Interest is charged on the Incremental Facility, at the Borrower's option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch's prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one month-adjusted LIBOR plus 1%), in each case, plus an applicable margin. The margin applicable to loans under the Incremental Facility bearing interest at the alternate base rate is 3.25%; the margin applicable to loans under the Incremental Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter.

The Borrower is obligated to make quarterly principal payments under the Incremental Facility of $2.588 million(which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the Credit Facility), with the remaining balance due June 16, 2023. The Borrower may also be required to make certain mandatory prepayments of the Incremental Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the Credit Facility).

The obligations under the Incremental Facility are secured by substantially all of the assets of Canyon Companies S.à r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg and Ireland, subject to certain exceptions.

Forward-Looking Statements

Cision cautions you that statements included in this release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Cision's results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company's expected use of proceeds and potential acquisitions. The risks and uncertainties relating to Cision are contained in its periodic filings with the Securities and Exchange Commission. Cision's public filings with the Securities and Exchange Commission are available at www.sec.gov. Cision assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

About Cision
Cision Ltd. (NYSE:  CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@Cision.com

Media Contact:
Nick Bell
VP, Marketing Communications
cisionpr@cision.com

Exhibit 99.2

Cision Acquires CEDROM-SNi Inc.

CHICAGO, Dec. 20, 2017 /PRNewswire/ -- Cision, Ltd. (NYSE: CISN) ("Cision") announced today that it has acquired CEDROM-SNi Inc. ("CEDROM"), a Montréal-based firm specializing in digital media monitoring solutions. The acquisition allows CEDROM customers to benefit immediately from Cision's complementary product offerings, including the Cision Communications Cloud® and the CNW news distribution network. The acquisition will also provide Cision's existing global customer base with enhanced access to thousands of sources of media content from print, radio, television, web and social media, helping them better understand and quantify the impact of their communications and media coverage in both Canada and France.

CEDROM, with approximately 110 employees in Montréal, Québec City, Ottawa, Toronto and Paris, offers media monitoring and analytical services through its digital solution, Eureka.cc in Canada, and its European counterpart, Europresse.com in France. CEDROM serves a varied clientele, consisting of large corporate enterprises, government agencies, media companies, and advertising and public relations agencies, among others.

"The acquisition of CEDROM opens up a number of important new customer relationships for Cision in both Canada and France," said Kevin Akeroyd, Chief Executive Officer of Cision. "It's an excellent strategic fit for us within our overall portfolio, and helps to strengthen our global offering."

About Cision
Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

About CEDROM-SNi
CEDROM-SNi is a leading provider of digital reproduction rights for hundreds of Québec and foreign media outlets. CEDROM-SNi's public relations workflow platform, Eureka.cc, provides thousands of customers in Québec and in France with the ability to search, analyze and conduct media monitoring in an evolving digital media environment.

Media Contact
Nick Bell
VP, Marketing Communications
CisionPR@cision.com

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@Cision.com